UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 14, 2006
Advanta Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-14120	23-1462070

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania	19477

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (215) 657-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On December 14, 2006, the Board of Directors of Advanta Corp. (the “Company”) elected Thomas Costello as a Director to serve as a member of the class of directors whose term of office will expire in 2008. Mr. Costello was also appointed to serve on the Audit Committee of the Board of Directors and was designated as a financial expert for purposes of Section 407 of the Sarbanes-Oxley Act of 2002 in connection with his appointment to the Audit Committee. Mr. Costello, age 61, served as a Director for KPMG LLP from 2002 to 2004. Prior to that, he was employed at Arthur Andersen LLP for 35 years, including serving as National Practice Director from 1996 to 2002, where he was responsible for the accounting and audit practices of 19 Arthur Andersen offices in the southeast region of the United States. From 1985 to 1996, he served as Partner in Charge of the Accounting and Audit practice in Arthur Andersen’s Philadelphia Office and, prior to that, he acted as Engagement Partner where he served clients in numerous industries and worked with both large multinational and small and mid-sized public companies. Mr. Costello is currently a director and chairman of the audit committee of Alesco Financial Inc.
     Upon his election to the Company’s Board of Directors, Mr. Costello was granted 15,000 options to purchase shares of Class B Common Stock of the Company pursuant to the Company’s 2000 Omnibus Stock Incentive Plan. The options will vest in four equal installments on the first four anniversaries of the date of grant and will expire on the tenth anniversary of the date of grant. In addition, as a Director of the Company Mr. Costello will receive an annual retainer of $50,000 and will be entitled to receive fees of $1,000 per meeting of the Board of Directors that he attends. In addition, as a member of the Audit Committee he will receive an annual retainer of $20,000 and $1,000 per meeting of the Audit Committee that he attends. As a Director of the Company, Mr. Costello will be entitled to receive an annual grant of 9,000 options and will be eligible to apply for $500,000 term life insurance for which the Company would pay the premiums.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanta Corp.
(Registrant)
Date: December 15, 2006
	By:	/s/ Elizabeth Mai
Elizabeth H. Mai
Senior Vice President, Chief Administrative Officer, Secretary and General Counsel